Exhibit 11.  Statement re computation of per share earnings.


          TORCHMARK CORPORATION
    COMPUTATION OF EARNINGS PER SHARE



                                         Three months ended September 30,
                                                1995              1994

    Net income                           $60,973,884       $64,698,569
    Preferred dividends                            0                 0

    Net income available to common
      shareholders                       $60,973,884       $64,698,569


    Weighted average shares and common
      stock equivalents outstanding       71,604,721        71,613,568

    Primary earnings per share:
      Net income                               $0.85             $0.90






                                         Nine months ended September 30,
                                                1995              1994

    Net income                           $199,618,312     $205,173,114
    Preferred dividends                             0         (804,130)

    Net income available to common
      shareholders                       $199,618,312     $204,368,984

    Weighted average shares and common
      stock equivalents outstanding        71,572,115       72,286,441

    Primary earnings per share:
      Net income                               $2.79             $2.83